Exhibit 10.86
SEVERANCE AND CHANGE IN CONTROL AGREEMENT FOR OTHER EXECUTIVES
THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025 (the “Effective Date”), by and between Intuitive Machines, Inc. (the “Company”) and [●] (the “Executive”) (hereinafter collectively referred to as the “Parties”).
WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company and its subsidiaries and Affiliates (collectively, the “Company Group”); and
WHEREAS, in consideration of the Executive’s continued employment, the Company has determined that it is in its best interests to provide the Executive with the severance protections in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, IN CONSIDERATION of the foregoing, and in view of the promises and other good and valuable consideration described in this Agreement (the sufficiency and receipt of which are hereby acknowledged), the Parties agree as follows:
1.Term of Agreement.
(a)This Agreement will be effective on the Effective Date and will remain in effect for two (2) years following the Effective Date (the “Initial Term”). To the extent not previously terminated, on each anniversary of the Effective Date following the Initial Term, the term of this Agreement will be automatically extended for successive one (1) year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least thirty (30) days prior to any such anniversary date. For purposes of this Agreement, any reference to the “Term” of this Agreement will include the Initial Term and any renewal thereof.
(b)This Agreement will automatically terminate upon termination of the Executive’s employment with the Company Group after all payments and/or benefits to which the Executive is entitled under this Agreement, if any, have been made or provided to the Executive in accordance with the terms of this Agreement.
(c)Upon the consummation of a Change in Control, the Term will be automatically extended so that the Term will continue in full force and effect until the twenty four (24) month anniversary of the consummation of the Change in Control and thereafter, this Agreement will automatically terminate after all payments and/or benefits to which the Executive is entitled under this Agreement, if any, have been made or provided to the Executive in accordance with the terms of this Agreement. If the definitive agreement for the Change in Control is terminated prior to consummation, the automatic extension described in the previous sentence will not apply.
2.Non-Qualifying Termination.

(a)Notwithstanding anything herein, if the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason or the Agreement is not renewed by the Company or the Executive in accordance with Section 1, the Company’s sole obligation will be to pay the Executive the Accrued Amounts and the Executive will not be entitled to any severance benefits under this Agreement or any other agreement or severance plan, policy or program of the Company Group.
(b)If the Executive’s employment is terminated due to the Executive’s death or Disability during the Term, the Company will pay the Executive: the Accrued Amounts (“Death or Disability Severance”). Such Death or Disability Severance will be payable on the Company’s first regularly scheduled pay date falling on or immediately after sixty (60) days from the Executive’s Termination Date. The Executive will be entitled to receive disability benefits available under the Company’s long-term disability plan as then in effect, to the extent applicable.
3.[RESERVED]
4.Severance Upon a Qualifying Termination Within the Protection Period. If, during the Term, the Executive has a Qualifying Termination within the Protection Period, then the Company will pay the Executive the Accrued Amounts and, subject to Section 6, the Company will provide the Executive with the following payments and benefits (collectively, the “Change in Control Severance Benefits”):
(a)Severance Payment. The Executive will be paid an amount equal to one (1) times the sum of the Executive’s Base Salary and Target Bonus, less all applicable withholdings and deductions. Such severance will be paid in a lump sum on the Company’s first regularly scheduled pay date falling on or immediately after sixty (60) days from the Executive’s Termination Date.
(b)Pro Rata Target Bonus; The Executive will be paid a pro-rata portion of the Executive’s Target Bonus, less all applicable withholdings and deductions. Such prorated Target Bonus will be determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days in the applicable calendar year immediately prior to the Termination Date and the denominator of which is three hundred and sixty-five (365). The prorated Target Bonus will be paid on the Company’s first regularly scheduled pay date falling on or immediately after sixty (60) days from the Executive’s Termination Date.
(c)COBRA Coverage. If the Executive is eligible for, timely elects and remains eligible for COBRA continuation coverage under the Company group health plan then in effect, then the Company will pay the Company’s portion (as in effect from time to time for similarly situated active employees of the Company) of the premium for such coverage for the Executive (and, if applicable, the Executive’s eligible dependents) for twelve (12) months following the Executive’s Termination Date (the “COBRA Continuation Period”), subject to all applicable withholdings and deductions (as determined by the Company, in sole discretion, to be necessary for tax or other reasons). Such COBRA coverage will be paid directly to the health plan on behalf of the Executive. Notwithstanding the foregoing, the Executive will only be eligible to receive such COBRA coverage until the earliest of: (i) the end of the COBRA Continuation Period; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive begins full-time employment with another company or business entity which provides comparable health insurance coverage to the Executive. The Executive will promptly notify the Company in writing of any circumstances or events that would be necessary for the Company to fulfill (or cease) its payment obligations pursuant to this Section 4(c).

(d)Outplacement. The Company will provide the Executive with reasonable outplacement services for up to twelve (12) consecutive months after the Executive’s Termination Date.
(e)Vacation. The Executive will be paid an amount equal to Executive’s accrued but unused vacation time (if any), to the extent not previously paid, in accordance with the terms of such Company vacation program then in effect.
(f)Equity Awards. Notwithstanding anything to the contrary in any equity plan of the Company or the Executive’s award agreement thereunder, outstanding equity awards held by the Executive as of the Termination Date, if any, will be treated as follows:
(i)Outstanding equity awards with time-based vesting conditions will vest, and restrictions thereon will lapse, in full effective as of the Termination Date
(ii)Outstanding options will vest and will remain exercisable for three (3) months following the Termination Date but in no event past the stated term of the stock option.
(iii)Outstanding equity awards with performance-based vesting conditions will vest based on target performance being achieved for the performance period.
(iv)Notwithstanding subsections (i), (ii) and (iii) above, the equity awards will be exercisable and settled in accordance with, and otherwise be subject to, the terms of the equity plan of the Company and the Executive’s award agreement thereunder; provided, however, that any equity award that is subject to Section 409A of the Code shall be settled in a manner that complies with Section 409A of the Code
(g)Notwithstanding anything to the contrary in this Agreement, if, as determined by the Board in its discretion, the Executive’s Qualifying Termination was at the request of, or a result of actions taken by, a third party who took steps reasonably calculated to effect a Change in Control and the Change in Control is later consummated, then the Qualifying Termination will be deemed to have occurred within the Protection Period and upon the consummation of the Change in Control.
5.No Duplication. In no event shall payments and benefits provided in accordance with this Agreement be made in respect of more than one of Section 3 or 4.
6.Separation Agreement and Release Requirement. Notwithstanding any other provisions of this Agreement to the contrary, the Company will not pay or provide the Death or Disability Benefits, the Severance Benefits or the Change in Control Severance Benefits unless the Executive timely executes and delivers to the Company a separation agreement and release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company (the “Separation Agreement and Release”) and such Separation Agreement and Release becomes effective and irrevocable within sixty (60) days following the Executive’s Termination Date. If the foregoing requirements are not satisfied by the Executive (or Executive’s properly authorized legal representative, if applicable) for any reason, then no Death or Disability Benefits, Severance Benefits or Change in Control Severance Benefits will be due to the Executive pursuant to this Agreement.
7.Effect on Other Plans, Agreements and Benefits.
(a)Any severance benefits payable to the Executive under this Agreement will be in lieu of and not in addition to any severance benefits to which the Executive would otherwise be entitled under any general severance policy or severance plan maintained by a member of the Company Group or any agreement between the Executive and a member of the Company Group that provides for severance benefits.
(b)Any severance benefits payable to the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company or its Affiliates, except to the extent expressly provided otherwise therein.
(c)The Executive’s entitlement to any other benefits not expressly referenced herein will be determined in accordance with the applicable employee benefit plans then in effect.
(d)The Executive expressly agrees that any amounts the Executive may owe to the Company Group as of the Termination Date may be deducted from the amounts that the Company would otherwise owe to the Executive under this Agreement, subject to the requirements of Section 409A of the Code.
8.Confidential Information.
(a)The Executive acknowledges that the Company Group continually develops Confidential Information (as defined below), that the Executive may develop Confidential Information for the Company Group and that the Executive may learn of Confidential Information during the course of the Executive’s employment. The Executive will comply with the policies and procedures of the Company Group for protecting Confidential Information and shall not directly or indirectly, including by assisting any other person, disclose to any person or use, other than as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company Group, any Confidential Information obtained by the Executive incident to the Executive’s employment or other association with the Company Group. The Executive understands that this restriction shall continue to apply after the Executive’s employment terminates with the Company, regardless of the reason for such termination. With respect to trade secrets, the obligations of Executive in this Section 8 shall continue for as long as the applicable information continues to constitute a trade secret under applicable law. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no direct or indirect act on the part of the Executive or any other person having an obligation of confidentiality to the Company Group, in each case in violation of this Agreement or applicable law, or is required to be disclosed in order to enforce this Agreement. Nothing in this Agreement shall diminish the rights of the Company regarding the protection of trade secrets and any other intellectual property pursuant to any other agreement and/or applicable law.
(b)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company Group and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Company may specify, all Documents then in Executive’s possession or control.
(c)“Confidential Information” means any and all information files, correspondence, records, data, plans, reports, contracts and recorded knowledge, customer, member, supplier, price and mailing lists, and all accounting or other books and records of the Company Group in whatever media retained or stored (including but not limited to information that constitutes a trade secret under applicable law) that is valuable to the operation of the Company Group’s business and not generally known to the public, including names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, terms and conditions of any contract between a member of the Company Group, on the one hand, and any member, employee or supplier of a member of the Company Group, on the other hand, and any and all other information that identifies facts and circumstances specific to any customer, member, employee or supplier to the Company Group. Confidential Information further includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company Group, (ii) the products and services of the Company Group, (iii) the costs, sources of supply, financial performance and strategic plans of the Company Group, (iv) the identity and special needs of the customers of the Company Group and (v) the people and organizations with whom the Company Group have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company Group has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
9.Non-Solicitation.
(a)Executive agrees and acknowledges that the business of the Company Group (the “Business”) is any business activity engaged in, or actively contemplated by the Company Group to be engaged in, by the Company Group (and with which the Executive or was involved on or prior to the Termination Date.
(b)The Executive agrees that, except as the Company expressly agrees in writing, during the Executive’s employment with the Company Group and for the twelve (12) month period following the Termination Date (the “Restricted Period”), the Executive shall not within the Territory (defined below), directly or indirectly, as an owner, partner, affiliate, stockholder, joint venturer, director, employee, consultant, contractor, principal, trustee or licensor, or in any other similar capacity whatsoever of or for any person or entity (other than for the Company):
(i)approach, solicit, divert, interfere with, or take away, the business or patronage of any of the actual or prospective members, customers, or clients of the Company Group, for a purpose that is competitive with the Business; or
(ii)contact, recruit, solicit, hire, retain, or employ (whether as an employee, consultant, agent, independent contractor, or otherwise) any person who is, or who at any time during the six (6)-month period prior to the Termination Date had been, employed or engaged by the Company Group, or induce or take any action which is intended to induce any such person to terminate his or her employment or relationship, or otherwise cease the Executive’s employment relationship, with the Company Group, or interfere in any manner with the contractual or employment relationship between the Company Group and any employee of or any other person engaged by the Company Group.
“Territory” shall mean the United States of America and any other country with respect to which Executive has been involved on behalf of the Company Group.

(c)The Executive shall notify in writing any prospective new employer or entity otherwise seeking to engage Executive that the provisions of this Section 9 exist prior to accepting employment or such other engagement.

(d)The Executive acknowledges and agrees that any breach of the covenants contained in this Section 9 would cause irreparable harm to the Company and there would be no adequate remedy at law or in damages to compensate the Company for any such breach. Accordingly, the Executive hereby agrees that any remedy at law for any breach or violation of the provisions contained in this Agreement shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedy the Company might otherwise have under this Agreement, including specific performance of the terms of this Agreement. The Executive agrees that any court of competent jurisdiction should immediately enjoin any breach or violation of this Agreement upon the request of the Company, and the Executive specifically releases the Company from any requirement of posting bond or other security in connection with temporary or interlocutory injunctive relief, to the fullest extent permitted by law. The Executive (i) waives any defenses in any action, suit or proceeding for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) agrees that the only permitted objection the Executive may raise in response to any action, suit or proceeding for an injunction or other appropriate form of specific performance or equitable relief is that it contests the existence of a breach or violation or threatened breach or violation of this Agreement. Notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
10.Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever, the obligations of Executive pursuant to Sections 8 and 9 shall survive and remain in effect for the periods described herein.
11.Section 280G of the Code.
(a)Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company Group or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company Group and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).
(b)The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.
(c)The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company in its sole discretion (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert.
(d)If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 11 will require the Company Group to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
12.Arbitration. The Company will have the right to obtain from a court an injunction or other equitable relief arising out of the Executive’s breach of the provisions of Section 8 or 9 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement, any alleged breach of this Agreement, or the Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, must be settled by binding arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes, and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award. The Company and the Executive expressly acknowledge and agree that this Agreement involves interstate commerce and the interpretation and enforcement of the arbitration provisions herein will be governed by the provisions of the Federal Arbitration Act, 9 U.S.C. 1 et seq.
13.Amendment. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company.
14.At-Will Employment. This Agreement does not alter the status of the Executive as an at-will employee of the Company. Nothing contained herein will be deemed to give the Executive the right to remain employed by or the service of the Company Group or to interfere with the rights of the Company to terminate the employment or other service of the Executive at any time, with or without Cause.
15.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of this Agreement will not be affected but will remain in full force and effect.
16.Unfunded Obligations. The amounts to be paid to the Executive under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. The Executive will not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
17.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:

To the Executive:
At the most recent address contained in the Company’s personnel files.

To the Company:

Intuitive Machines, Inc.
13467 Columbia Shuttle Street
Houston, Texas 77059
Attn: Anna Jones

18.Entire Agreement. This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.
19.Recovery of Compensation. Any compensation paid or payable to the Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company Group adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company Group. The Executive specifically authorizes the Company to withhold and deduct from future salary or wages any amounts that may become due under this provision.
20.Successors and Assigns. The Company may assign its rights and obligations under this Agreement without the Executive’s consent: to (a) an Affiliate of the Company, or (b) in the event that the Company will hereafter effect a reorganization, consolidate with, or merge into, any other entity or person, or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction. This Agreement will be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, the Executive’s beneficiaries or the Executive’s legal representatives, except by will or by the laws of descent and distribution. T his Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
21.Waiver. Any Party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement.
22.Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.
23.Governing Law. Unless otherwise noted in this Agreement, this Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles.

24.Withholding. The Company will have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
25.Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement will, at all times, be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company will have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:
(a)Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement will be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement will not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder will not be subject to liquidation or exchange for any other benefit.
(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) will be made on the first to occur of (i) ten (10) days after the expiration of the six (6)-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.
(c)Notwithstanding anything in this Agreement to the contrary, in no event, will the Company be liable for any tax, interest or penalty imposed on the Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
26.Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth in this Section 26.
(a)“Accrued Amounts” mean: (i) unpaid Base Salary through the Termination Date, which will be paid within the time required by applicable law, but no later than thirty (30) days following the Termination Date; (ii) unreimbursed business expenses incurred by the Executive on behalf of the Company during the term of the Executive’s employment in accordance with the Company’s standard policies regarding the reimbursement of business expenses, as the same may be modified from time to time; (iii) vested benefits to which an Executive may be entitled pursuant to the terms of any plan or policy sponsored by any member of the Company Group as in effect from time to time; and (iv) any other amounts required by applicable law.
(b)“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.
(c)“Base Salary” means the Executive’s annual base salary in effect as of the Termination Date (without giving effect to any reduction resulting in a Qualifying Termination for Good Reason), exclusive of any bonus pay, commissions or other additional or special compensation.
(d)“Board” means the Board of Directors of the Company, or its delegate.

(e)“Cause” means the Executive’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers; (ii) gross negligence or willful misconduct with respect to the Company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company; (iii) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company (other than due to a Disability) which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of this Agreement or any agreement with or duty owed to the Company, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; or (vi) any breach of any obligation or duty to the Company (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights, including Sections 8 and 9 of this Agreement. The Company shall determine whether conduct constituting “Cause” has occurred for purposes of this Agreement. For purposes of this definition, (A) “Company” is the Board of directors of Intuitive Machines, Inc. and (B) “Cause” is not limited to events that have occurred before a termination of Executive’s employment or service with the Company, nor is it necessary that the Company’s finding of “Cause” occur prior to termination of such employment or services with the Company.
(f)“Change in Control” will be deemed to occur upon any of the following events:
(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Person”) (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock, or (E) a member of the group which includes Kamal S. Ghaffarian, Steven J. Altemus and Timothy P. Crain, II, and each of their affiliates or such group collectively) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than fifty percent (50%) of the total voting power of the then outstanding voting securities of the Company;
(ii)[reserved];
(iii)the consummation of (A) a merger, consolidation, reorganization or business combination of the Company with any other Person, (B) the sale or other disposition of all or substantially all of the assets of the Company or Intuitive Machines, LLC (“OpCo”) in any single transaction or series of related transactions or (C) the acquisition of assets or equity interests of another Person by the Company or OpCo, in each case other than a transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity that survives such transaction or that, as a result of the transaction, controls or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company following such transaction (such entity, the “Surviving Entity”)), directly or indirectly, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the Surviving Entity outstanding immediately after such transaction; or

(iv)the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets.
Notwithstanding anything to the contrary, the sale of any securities of the Company by Kamal S. Ghaffarian, by itself, shall not constitute a Change in Control.

Notwithstanding anything to the contrary, to the extent that nonqualified deferred compensation as defined in and subject to Section 409A of the Code is payable under this Agreement upon a Change in Control, an event shall not be considered to be a Change in Control with respect to such nonqualified deferred compensation]unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(g)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will be deemed to include a reference to any regulations promulgated thereunder.
(i)“Disability” means the Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or an Affiliate to which Executive provides services; or (ii) the Executive is determined to be totally disabled by the Social Security Administration.
(j)“Good Reason” means, without the Executive’s consent, (i) a material reduction in the Executive’s Base Salary , other than in connection with a reduction that applies to all similarly-situated executives, (ii) a material negative reduction in the Executive’s duties as of the Effective Date, (iii) the Executive’s mandatory relocation to an office location more than fifty (50) miles from Executive’s principal office location on the Effective Date, (iv) the Executive being ineligible to participate in any equity or bonus plan of the Company in substantially the same manner as similarly situated active executives of the Company, provided that the Executive’s participation in such plans would be consistent with applicable law. Notwithstanding the foregoing provisions of this definition, any assertion by the Executive of a termination for Good Reason will not be effective unless all of the following conditions are satisfied: (A) the Executive has provided written notice to the Company indicating the existence of the condition(s) providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such condition becoming known (or should have become known) to the Executive; (B) the condition(s) specified in such notice must remain uncorrected by the Company for ninety (90) days following the Company’s receipt of such written notice; and (x) the Executive terminates employment immediately following the expiration of such ninety (90) day period.
(k)“Protection Period” means the period beginning on a Change in Control and ending eighteen (18) months following a Change in Control.
(l)“Qualifying Termination” means a termination of the Executive’s employment either by the Company without Cause or by the Executive for Good Reason.

(m)“Target Bonus” means the Executive’s annual target bonus as in effect as of the Termination Date under the Company’s annual bonus program in which Executive participates.
(n)“Termination Date” means the date the Executive’s employment with the Company Group is terminated for any reason, provided that such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date(s) set forth below to be effective as of the Effective Date.
EXECUTIVE            DATE

________________________            ____________________
[NAME]

INTUITIVE MACHINES, INC.            DATE

By:______________________            ____________________
Name:
Title:

[Signature Page to Severance and Change in Control Agreement]